Exhibit 10.8
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of July 19, 2021 by and between N-able Technologies, Inc. (the “Company”) and wholly-owned subsidiary of N-able, Inc., a Delaware corporation (“Parent”), and John Pagliuca (“Employee”) and shall be effective as of the Effective Time (as defined in that certain Separation and Distribution Agreement to be entered into by and between SolarWinds Corporation (“SolarWinds”) and Parent in connection with the separation of Parent from SolarWinds (the “Separation Agreement”)) (the “Effective Date”). In the event that the Effective Time shall not occur, this Agreement shall be null and void.

WHEREAS, the Company desires to employ Employee and Employee desires to be employed in the position of Chief Executive Officer pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, the parties hereby agree as follows:

1.    Position and Duties.

(a)    The Employee will be employed by the Company, on a fulltime basis, as its President and Chief Executive Officer. In this capacity, the Employee shall have the duties, authorities and responsibilities as are implied by the Employee’s position, and such other duties, authorities and responsibilities as the board of directors of the Company and/or Parent (the “Board”) shall reasonably assign from time to time. The Employee shall also be appointed to serve as a member of the board of directors of Parent, effective no later than the Effective Date. Employee’s principal place of employment shall be at the Company’s corporate offices in the greater Boston, Massachusetts area, but Employee understands and agrees that he will be required to travel from time to time for business purposes.

(b)    The Employee agrees to perform the duties of Employee’s position and such other duties as may reasonably be assigned to the Employee from time to time. The Employee also agrees that, while employed by the Company, the Employee will devote substantially all of Employee’s business time and efforts to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Employee’s duties and responsibilities for them. Notwithstanding the above, the Employee shall be permitted, to the extent such activities do not in the aggregate materially interfere with the performance by the Employee of Employee’s duties and responsibilities hereunder to: (i) manage Employee’s personal, financial and legal affairs; and (ii) serve on civic, educational, philanthropic or charitable boards or committees; and (iii) subject to disclosure to and approval by the Board (such approval not to be unreasonably withheld), serve on any other corporate board or committee as long as such board or committee is not competitive with the Company or cause a conflict of interest with Employee’s duties at the Company (it being agreed that Employee shall not serve on more than one company board, in addition to the Board, unless otherwise approved by the Board).

2.    Compensation and Benefits. During Employee’s employment, as compensation for all services performed by the Employee for the Company and its Affiliates, the Company will provide the Employee the following pay and benefits.

(a)    Base Salary. As of the Effective Date, the Company will pay Employee a base salary at the rate of US$475,000 per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company, which Base Salary shall be reviewed annually and shall be subject to change from time to time by the Board in its discretion.

(b)    Bonus Compensation.  Employee shall be eligible for a target annual bonus of 100% of Base Salary to be paid annually upon the achievement of company metrics established by the Board and individual performance factors that will be mutually determined by Employee and the Board, with a potential to earn a maximum bonus amount of 150% of Base Salary upon the over-achievement of those company metrics and individual performance factors that will be determined by the Board (“Bonus Compensation”).  All Bonus Compensation payments under this Section 2(b) will be made in accordance with the regular payroll practices of the Company and the terms of the applicable Company bonus plan, are not guaranteed and are subject to change at any time for any reason.  The target annual bonus shall be reviewed and subject to change from time to time by the Board in its discretion.

(c)    Equity Awards.  Subject to approval by the Board or compensation committee of the Board, for fiscal 2021, Employee shall be granted equity awards with an aggregate initial value of US$7.5 million based on the SpinCo Stock Value (as defined in that certain Employee Matters Agreement to be entered into by and between SolarWinds and Parent in connection with the separation of Parent from SolarWinds), with US$3.75 million of such value in the form of restricted stock units (“RSUs”) and US$3.75 million of such value in the form of performance stock units (“PSUs”). Each RSU and PSU represent the right to obtain common stock of Parent upon vesting. The terms of these equity awards will be set out in Parent’s equity plans and the applicable agreements. Subject to continued employment in each case, the RSUs will vest as follows: (i) 25% on the first anniversary of February 15, 2021 and (ii) 6.25% in each quarter thereafter. The PSUs will be subject to vesting upon both (i) the achievement of the 2021 annual performance targets established by the Board (the “Performance Target”) and (ii) time-based vesting with one-third of the PSU grant vesting on each anniversary of the certification of the achievement of the Performance target. Other than as set forth in this Agreement, the remaining terms of these equity awards will be set out in Parent’s equity plans and the applicable agreements. Employee shall be eligible for additional grants of equity awards in future fiscal years in the discretion of the Board.

(d)    Participation in Employee Benefit Plans and Vacation Policies. The Employee will be entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(e)    Business Expenses. The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of

Employee’s duties and responsibilities for the Company. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time consistent with its policies for similarly-situated executives.

3.    Confidential Information and Restricted Activities. Employee has entered or will enter into the Company’s Employee Proprietary Information and Arbitration Agreement (“EPIA”) and acknowledges his or her obligations thereunder. The EPIA is specifically incorporated into this Agreement.

4.    Termination of Employment. The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)    Termination for Cause. The Company may terminate the Employee’s employment for Cause following at least fifteen (15) days advance written notice to the Employee setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s continued substantial violations of Employee’s employment duties or willful disregard of commercially reasonable and lawful directives from the Board, after Employee has received a written demand for performance from the Board that sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties or willfully disregarded directives from the Board; (ii) the Employee’s moral turpitude, dishonesty or gross misconduct in the performance of Employee’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its Affiliates as a whole; (iii) the Employee’s material breach of this Agreement or the EPIA; or (iv) the Employee’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like; provided, however, that no such act or event described in clauses (i) or (iii) of this paragraph (a) shall constitute Cause hereunder if the Employee has fully cured such act or event during the applicable fifteen (15) day notice period.

(b)    Termination for Death or Disability. This Agreement shall automatically terminate in the event of Employee’s death during employment. No severance pay or other separation benefits will be paid in the event of such termination due to death except that Employee’s beneficiaries shall be entitled to receive any earned but unpaid Base Salary, any bonus compensation to the extent earned but unpaid, any vested deferred compensation or equity-based awards (other than pension plan or profitsharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination (collectively “Accrued Compensation”). In the event the Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement for a consecutive period of up to twelve (12) weeks, the Company will continue to pay the Base Salary to Employee and benefits in accordance with Section 2(a) above during such period. If the Employee is unable to return to work after twelve (12) consecutive weeks of disability, the Company may terminate the Employee’s employment, upon notice to the Employee. No severance pay or other separation benefits will be paid in the event of such termination due to disability. If any question shall arise as to whether the Employee is disabled to the extent that Employee is unable to continue to perform substantially all of Employee’s duties and responsibilities for the Company, the Employee shall, at the Company’s request, and at the Company’s expense, submit to a medical examination by a physician selected by the Company to whom the Employee’s guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Employee.

(c)    Qualifying Terminations; Severance; Release. Either the Company or Employee may terminate Employee’s employment “at will,” for any reason, at any time, without cause or notice. However, in the event of termination of the Employee’s employment by the Company other than for Cause, death or disability, or in the event of a Constructive Termination (defined below), the Employee shall be entitled to receive:

(i)    a lump sum cash severance amount equivalent to eighteen (18) months of Employee’s then current annual base salary, less applicable deductions, to be paid within sixty (60) days following the last day of Employee's employment with the Company;

(ii)    any earned but unpaid Bonus Compensation payments for the year in which the termination occurs, on a pro rata basis, if the Board determines that the performance objectives related to the Bonus Compensation are reasonably likely to be satisfied at the time the notice of termination is given and based upon the level at which the Board determines that the performance objectives are reasonably likely to be satisfied, to be paid at the time such Bonus Compensation payments would have been paid to Employee if Employee's employment had not been so terminated;

(iii)    reimbursement on a monthly basis of the health and dental care continuation premiums for Employee and Employee’s dependents incurred by Employee to effect continuation of health and dental insurance coverage for Employee and Employee’s dependents on the same basis as active employees, for the maximum period allowed by then-current law and in no event to exceed eighteen (18) months, to the extent that Employee is eligible for and elects continuation coverage under COBRA and to the extent such reimbursement would not result in excise taxes or similar liabilities for the Company and its Affiliates; and

(iv)    Employee’s then-outstanding unvested PSUs for which any applicable Performance Target or other non-time-based vesting condition shall have been achieved and which remain subject to vesting only upon the achievement of any remaining time-based vesting conditions shall accelerate with respect to the portion of such PSUs that would have vested within the twelve (12) month period following the date of termination.

Any obligation of the Company to provide the Employee severance payments or benefits under this Section 4(c) in connection with Employee’s termination other than for Cause or in the event of a Constructive Termination is conditioned, however, upon the Employee signing and not revoking a release of claims in the form provided by the Company and reasonably acceptable to Employee that becomes effective no later than seventy-four (74) days following the Employee’s termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, the Employee will forfeit any rights to severance payments and benefits under this Section 4(c). In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which the Employee’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation (as defined below) will be paid or provided on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date (as defined in Section 7 below).

(d)    Benefits in Termination for Cause or Voluntary Resignation. In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s voluntary resignation, the Company will pay the Employee any Base Salary earned but not paid through the date of termination, any earned but unpaid bonus, and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to the Employee for unearned bonus or severance payments.

(e)    Termination of Benefits. Except for any right the Employee may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 4(c)(iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.

(f)    Survival. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions, including without limitation the Employee’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Employee under this Section 4 is expressly conditioned upon the Employee’s continued full performance of the obligations under Section 3 hereof that survive the termination of Employee’s employment. Upon termination by either the Employee or the Company, all rights, duties and obligations of the Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

5.    Change of Control Benefits. In the event of a Change of Control, each Performance Target of Employee’s outstanding PSUs shall be deemed to have been achieved, and the PSU shall thereafter be subject only to time-based vesting based upon the following schedule: (i) 25% on the first anniversary of the grant date and (ii) 6.25% on each quarterly anniversary thereafter (or such other more favorable condition for PSU to RSU conversion as may be agreed between Employee and the Company). In the event of termination of the Employee’s employment by the Company other than for Cause, death or disability or in the event of Constructive Termination, in either case, in connection with or during the twelve (12) month period after the effective date of, a Change of Control, the Employee shall be entitled to (i) the consideration set forth in Section 4(c) above; provided, however, that the payment in Section 4(c)(ii) will be equal to 100% of the then-target Bonus Compensation; and (ii) accelerated vesting of all of Employee’s unvested equity awards (assuming achievement of the Performance Target in the case of PSUs), such that all of Employee’s then-outstanding equity awards shall immediately and fully vest as of the date of such termination.

6.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Employee’s severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an aftertax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Code Section 4999. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the Excise Tax, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of the Employee’s equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of the Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s equity awards. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by an independent firm selected by the Company with the consent of Employee (the “Firm”), which consent shall not be unreasonably withheld, delayed or conditioned, immediately prior to the change of control, whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6.

7.    Section 409A. The foregoing provisions are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company agrees to work together with the Employee in good faith to consider any and all amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to the Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to the Employee upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (“Deferred Compensation”) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of the Employee’s termination of employment, the Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Employee’s termination of employment, or the Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”).

8.    Indemnification and Insurance. Parent and Employee will enter into an Indemnification Agreement (the “Indemnification Agreement”) (in the same form as other executive officers of the Company) for Employee’s benefit and such Indemnification Agreement shall not be terminated or modified during Employee’s employment with the Company; provided, however, that Parent may make immaterial amendments that are general to all indemnification agreements and do not materially impact Employee disparately from other indemnitees. The Company will maintain directors’ and officers’ liability insurance on market terms for similarly-situated companies during his employment and for a reasonable time thereafter (as permitted by the directors’ and officers’ liability insurance policy).

9.    Definitions. For purposes of this Agreement, the following definitions apply:

    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” has the meaning given to such term in the Amended and Restated Stockholders’ Agreement, dated as of October 18, 2018, by and among Parent and certain of its stockholders named therein. For the avoidance of doubt, the Equity Investors (as defined in the Stockholders’ Agreement) neither ceasing to own more than 50% of Parent’s outstanding common stock nor acquiring all of Parent’s outstanding common stock shall in and of itself constitute a Change of Control.

“Constructive Termination” means a termination in which the Company, without Employee’s express written consent, either (i) demotes Employee from the position of Chief Executive Officer, (ii) materially reduces the authority, duties or responsibilities implied by Employee’s position (iii) fails to elect (or re-elect) Employee to the Board or changes Employee’s reporting relationship such that he no longer reports to the Board, (iv) materially reduces the Base Salary or target cash bonus opportunity of Employee (other than a reduction of less than ten percent (10%) that is applicable to all executive officers of the Company in the same proportion as to the Employee), (v) fails to provide directors’ and officers’ liability insurance covering Employee during the term of his employment (which failure would be a material breach of this agreement), (vi) relocates Employee’s primary work facility or location to a location more than 35 miles from the location of Employee’s principal place of employment as-of the Effective Date, or (vii) materially breaches this Agreement, and due to such act or event Employee terminates his employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of such acts or events; provided, however, that Employee may not resign for Constructive Termination unless Employee first provides the Company with written notice of the acts or events constituting the grounds for Constructive Termination within ninety (90) days of the initial existence of the grounds for Constructive Termination and a reasonable cure period of thirty (30) days following the date of such notice, and such grounds for Constructive Termination have not been cured during such cure period.
10.    Remedies. In the event of breach or threatened breach by the Employee of any provision of this Agreement, including the EPIA, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary or preliminary injunction, or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief or as a result of the Employee’s breach or threatened breach, and (iii) any other legal and equitable relief to which the Employer may be entitled, including without limitation any and all monetary damages which the Employer may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, without limitation, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

11.    Conflicting Agreements. The Employee hereby represents and warrants that the Employee’s signing of this Agreement and the performance of the Employee’s obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or are bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.

12.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.    Assignment. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

14.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.    Miscellaneous. This Agreement, the EPIA, and the Indemnification Agreement set forth the entire agreement between the Employee and the Company and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment, including Employee’s prior employment agreement with SolarWinds or its Affiliates. In the event of a conflict between the EPIA and this Agreement, the terms in the EPIA shall prevail. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16.    Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws principles thereof. The Company and the Employee agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the Company and the Employee shall properly and exclusively lie in Middlesex County, Massachusetts (or the federal court in Massachusetts having jurisdiction therefore).  Such jurisdiction and venue are intended to be exclusive of any other jurisdiction or venue.  The Company and the Employee agree that they will not object that any action commenced in the foregoing jurisdiction is commenced in a forum non conveniens.

17.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, to the attention of the General Counsel or in the case of the Employee, at the Employee’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

N-ABLE TECHNOLOGIES, INC.

By:	/s/ Frank Hillery
Name: Frank Hillery
Title: President

/s/ John Pagliuca
John Pagliuca